UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2002

WEST COAST REALTY INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-024594	95-4246740

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 Sand Hill Road Building 3, Suite 140 Menlo Park, California	94025

(Address of principal executive offices)	(Zip Code)

(650) 233-7140

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
ITEM 5 — OTHER EVENTS
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Exhibit Index
EXHIBIT 2.1
EXHIBIT 2.2

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On May 1, 2002, West Coast Realty Investors, Inc., (“West Coast”) entered into a sale contract (as amended through October 10, 2002) to acquire an Atlanta, Georgia retail shopping center known as Northlake Tower Festival Mall from BSRT Northlake Limited Partnership (“BSRT”), an Illinois limited partnership, for a gross purchase price of $20.4 million, subject to West Coast obtaining the approval of General Electric Capital Corp. (“GECC”) to assume the existing first mortgage debt that encumbers the property, and other contingencies.

Northlake Tower Festival is a 321,000 square foot shopping center on approximately 38 acres of land in Tucker, DeKalb County, in northeastern metropolitan Atlanta. It is currently approximately 97% leased to 47 tenants including Toys“R“Us, OfficeMax, PETsMART, Haverty’s, AMC Theaters and Bally Total Fitness. The land is owned by an unrelated third party and is subject to a separate ground lease that extends through 2057.

On October 15, 2002, West Coast closed the transaction contemplated by the sale contract. Including various prorations and fees, West Coast paid a total of approximately $3.4 million in cash and assumed the first mortgage debt payable to GECC that encumbers the property, which has a principal balance of approximately $16.7 million. To pay the purchase price, West Coast used cash on hand and applied its earnest money deposit.

The amount of consideration was determined through arm’s-length negotiations between West Coast and BSRT. We believe the purchase price of Northlake Tower Festival to be competitive under current market conditions.

The description of the transaction described above is qualified in its entirety by reference to the sale contract dated May 1, 2002, as amended, between West Coast and BSRT, attached to this Form 8-K as Exhibits 2.1 and 2.2 and incorporated herein by reference.

ITEM 5 — OTHER EVENTS

On July 31, 2002, James Prock filed an action against West Coast and Allen Meredith, West Coast’s Chief Executive Officer, in Los Angeles County Superior Court. That lawsuit alleges that during the fall of 2001 and winter of 2002, West Coast made purported promises to Mr. Prock that West Coast would hire him as a full time managerial employee after becoming a self managed REIT. The lawsuit seeks damages for unspecified purported lost compensation and punitive damages, and the discovery process has commenced. We cannot determine the likelihood of an unfavorable outcome or range of potential loss, if any. We believe the lawsuit is without merit and intend to vigorously defend the allegations contained in it. We believe that the lawsuit will not have a material impact on our continuing operations or overall financial condition.

On September 12, 2002, West Coast sold its Corona, California property for a gross sales price of approximately $2.3 million to an unaffiliated buyer. This property has been vacant since the expiration of its lease in May. We did not classify this property as “held for sale” as we believed that we would be more likely to lease the property than sell it at a price we considered acceptable. After sales costs, West Coast received gross proceeds of approximately $1.25 million and recognized a gain on sale of approximately $500,000.

On September 24, 2002, West Coast held its annual meeting of stockholders. Stockholders were asked to vote (1) to approve the amendment and restatement of West Coast’s certificate of incorporation, (2) to approve the amendment and restatement of West Coast’s bylaws, (3) to elect the board of directors and (4) to approve the West Coast Realty Investors, Inc. 2002 Stock Incentive Plan. The results of the stockholders’ vote are as follows:

				Against
				(Proposals 1,2,
				and 4)
				Withheld		Broker
	For			(Proposal 3)	Abstentions	non-votes

		% of
		voting shares	% of
	No. of	voted for	outstanding	No. of	No. of	No. of
	shares	this item	Shares	shares	shares	shares

Proposal No. 1- Amendment and restatement of certificate of incorporation	1,544,364	88.8%	52.7%	65,083	118,740	10,000

Proposal No. 2- Amendment and restatement of bylaws	1,547,114	89.0%	52.8%	65,633	115,440	10,000

Proposal No. 3- Election of directors:
Allen K. Meredith	1,589,601	91.5%	54.3%	148,586	—	—
E. Andrew Isakson	1,590,221	91.5%	54.3%	147,966	—	—
Patricia F. Meidell	1,589,221	91.4%	54.3%	148,966	—	—
James P. Moore	1,590,221	91.5%	54.3%	147,966	—	—
Neal E. Nakagiri	1,590,221	91.5%	54.3%	147,966	—	—
John H. Redmond	1,589,221	91.4%	54.3%	148,966	—	—
Eric P. Von der Porten	1,590,221	91.5%	54.3%	147,966	—	—

Proposal No. 4 - Approval of 2002 Stock Incentive Plan	1,372,467	79.0%	46.9%	183,333	172,387	10,000

Proposals 1 and 2 will not become effective until West Coast has listed its shares on the American Stock Exchange or another national exchange. West Coast is presently seeking that listing.

On October 3, 2002, our board of directors declared a dividend of $0.10 per common share to holders of record on October 11, 2002, payable on October 25, 2002.

As of October 15, 2002, we believe we will finalize an agreement to sell or Roseville property in the near term for a sale price of $2,300,000 with a close of escrow in 2003. This agreement is subject to various standard contingencies, including the assumption of the existing financing, and we can give you no assurance that we will finalize the sale agreement or complete the sale at all or at the price indicated. However, if we are indeed able to complete the sale for the price indicated, we would recognize a gain of approximately $550,000 and receive net proceeds of approximately $800,000.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) FINANCIAL STATEMENTS

It is impracticable to provide the required financial statements for Northlake Tower Festival Mall at the date of filing of this Form 8-K. The required financial statements will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

(b) PRO FORMA FINANCIAL INFORMATION

It is impracticable to provide the required pro forma financial information at the date of the filing of this Form 8-K. The required pro forma financial information will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

(c) EXHIBITS

Exhibit No.	Description

2.1	Sale Contract between West Coast Realty Investors, Inc. and BSRT Northlake Limited Partnership dated May 1, 2002*

2.2	Amendments to Sale Contract*

*	Pursuant to Item 601(b)(2) of Regulation S-K, West Coast agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST COAST REALTY INVESTORS, INC. (Registrant)

Date: October 16, 2002	/s/ Allen K. Meredith

Allen K. Meredith Chief Executive Officer

Exhibit Index

Exhibit Number	Description

2.1	Sale Contract between West Coast Realty Investors, Inc. and BSRT Northlake Limited Partnership dated May 1, 2002*

2.2	Amendments to Sale Contract